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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports (a) dated January 18, 2002 (except Note 12 as to which the date is April 15, 2002 and Note 1 and Note 5 as to which the date is June 25,
2002) with respect to the consolidated financial statements of Technical Olympic USA, Inc. and (b) dated January 18, 2002 with respect to the consolidated financial statements of Engle Holdings Corp. in the Registration Statement (Form S-4) and related Prospectus of Technical Olympic USA, Inc. for the registration of $200,000,000 9% Senior Notes due 2010 and $150,000,000 10 3/8% Senior
Subordinated Notes due 2012.

Miami, Florida
October 30, 2002

                                       /s/ Ernst & Young LLP